EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE
(Amounts in thousands except per share data)


                                                    Twelve Months
                                         1994             1993            1992

Net income......................$     116,591    $     100,273    $     76,119

Preferred dividends...............        321            1,084           1,146

Income available to common
  shareholders..................$     116,270    $      99,189    $     74,973




Weighted average of common
 stock equivalents................     29,873           29,549          29,227

Weighted average of preferred
  stock convertible to common
  stock equivalents...............        357              823             884

Weighted average of fully
 diluted common stock equivalents.     30,230           30,372          30,111


Primary earnings per share
  (income available to common
  shareholders divided by weighted
  average of common stock
  equivalents)..................$        3.89    $        3.36    $       2.57


Fully diluted earnings per share
  (net income divided by weighted
  average of fully diluted
  common stock equivalents).....$        3.86    $        3.30    $       2.53



Note: The effect of stock options outstanding are not dilutive to earnings per share as defined in APB 15 and therefore are not included with the above calculations.